     Exhibit 10.10

CONSULTING AGREEMENT

Consulting agreement dated this 6th day of February, 2009, by and between World Series of Golf (WSG) hereinafter referred to as “Client”, and John F. Slitz, Slitz & Company, hereinafter referred to as “Consultant.”

1. Engagement. Client agrees to engage Consultant for the purpose of advising the company on business strategies, fund raising, organizational growth and staffing particularly focused but not exclusive to the Internet activities and opportunities of the Company. The Consultant will also perform the role of Chairman of the Board with its attendant responsibilities and duties.

2. Deliverables. Consultant will deliver opinions, advice and recommendations, in either written or verbal form, at such times and places as the parties shall mutually agree upon.

3. Duration of Engagement. This engagement shall commence January 1, 2009, and conclude December 30, 2011. Client acknowledges that Consultant has existing responsibilities to other clients and his own company that may require Consultant’s attention during the course of this effort.

4. Compensation. Client agrees to compensate Consultant at the rate of $15,000 per month, plus reimbursement for any expenses that may be incurred in travel outside of the Las Vegas metropolitan area. Client agrees to pay the monthly amount by the 5th calendar day of each month. Consultant agrees to delay payment of fees from January 1, 2009 through June 30, 2009 until July 1, 2009. The July payment shall include all accrued payments. In addition the consultant shall be compensated with 180,000 warrants per year at a strike price of $.50/share in the Company. In the event of a change of ownership of the WSG all fees and warrants due under the full term of the agreement shall be due and payable immediately upon such change of control. Change of Control shall be defined as a sale of the company or its assets in whole or in a part greater than 40% of outstanding shares and/or Company assets.

5. Termination. Client may terminate Consultant’s services at any time upon written notice personally delivered to Consultant accompanied by payment of all compensation then due or $50,000, whichever amount is greater.

6. Indemnity. Client, for itself and its successors and assigns, hereby agrees to indemnify, defend, and hold harmless the Consultant and his administrators, executors, and personal representatives from and against any and all claims, demands, liabilities, losses, damages, whether incurred by judgment, settlement, arbitration or otherwise, costs, expenses, including court costs and attorney fees, actions, lawsuits, or causes of action of whatsoever nature and kind resulting from or arising out of the Consultant’s good faith performance of services under this Agreement.

7. Nondisclosure. Except as required in his services to Client, Consultant will never, directly or indirectly, use, disseminate or disclose any Confidential Information belonging to Client. “Confidential Information” means information disclosed to Consultant or known by Consultant as a consequence of this engagement, not generally known in the industry in which

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the Client is engaged, about the Client’s products, processes, and services, including information related to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, and selling. Upon termination of this agreement, Consultant will, on Client’s request, return to Client all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, obtained from Client in the course of this engagement.

8. Relationship of the Parties. It is understood that Consultant is an independent contractor and is not to be considered an agent or employee of Client for any purpose whatsoever. Client shall not be responsible for withholding income taxes, social security taxes, or any other type of payroll taxes for any amounts paid to Consultant under the terms of this Agreement.

9. Applicable Law. This agreement shall be governed by the laws of the State of Nevada.

10. Entire Agreement. This agreement constitutes the entire understanding between Client and Consultant and supersedes all prior understandings or agreements between the parties.

Client:

World Series of Golf, Inc.

/s/ R. Terry Leiweke
R. Terry Leiweke
President

Consultant:

Slitz & Company (A Nevada Corporation)

/s/ John F. Slitz, Jr.
John F. Slitz, Jr.
President

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